EXHIBIT 10.1

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made as of the 24th day of August, 2017.

BETWEEN:	SOLACE MANAGEMENT GROUP INC.
A British Columbia corporation having an address at: 12 – 1770 McLean Avenue, Coquitlam, B.C. V3C4J8
Canada

(the "Licensor")

OF THE FIRST PART

AND:	APAWTHECARY PETS USA

A Nevada corporation having an address at: 297 Kingsbury Grade, Lake Tahoe, Nevada 89449-4470 USA
(the "Licensee")

OF THE SECOND PART

WHEREAS:

A.	The Licensor exclusively owns the brand and property rights to a distinctive pet line, which is licensed to Apawthecary Pets Inc., a Canadian corporation, to distribute dog treats, cat treats, horse treats, pet tinctures, creams, salves, and meal replacement bars throughout Canada and China.

B.	The Licensor desires to license to the Licensee, and the Licensee desires to acquire from the Licensor, an exclusive worldwide license, excluding Canada, China, Japan and Korea (the "Territories"), to manufacture, distribute and sell all of Licensor's current and future intellectual property, including formulas, extraction, research, and development technologies applicable to the products listed in SCHEDULE "A" (the "Licensed Products").

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1. DEFINITIONS

1.1 Where used herein or in any schedules or amendments hereto, the following terms shall have the following meanings:

A.	"Confidentiality" means as described in section 12.1;

B.	"License" means as described in section 2.1;

C.	"Licensed Products" means that listed in SCHEDULE "A";

D.	"Licensee" means Apawthecary Pets USA;

E.	"License Fee" means $100,000 US dollars plus applicable taxes;

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F.	"Licensor" means Solace Management Group Inc.;

G.	"Manual(s)" means, collectively, all books, pamphlets, bulletins, memoranda, letters, notices or other publications or documents prepared by or on behalf of Licensor for use by Licensee generally or for the Licensee in particular, setting forth information, advice, standards, requirements, operating procedures, instructions or policies relating to the operation of Licensor, as same may be amended from time to time;

H.	"Marks" means the trade names "Apawthecary Pets", the trademark "Apawthecary Pets USA" (with a disclaimer for the word ". com"), together with such other trade-names, trade-marks, symbols, logos, distinctive names, service marks, certification marks, logo designs, insignia or otherwise which may be designated by Licensor and not thereafter withdrawn;

I.	"Renewal Term" means a 5 year duration commencing immediately after Term end;

J.	"Report" means as described in section 3.3;

K.	"Royalty Payments" means as described in section 3.3;

L.	"Term" means a 10 year duration commencing upon the date hereof;

M.	"Territory" means worldwide but excludes Canada, China, Japan and Korea.

N.	"Services" means training, marketing, advertising and Support;

O.	"Set-up Period" shall be 180 days following execution of this Agreement; and

P.	"Support" means that the Licensor shall answer technical questions regarding products as provided for in this Agreement.

2. LICENSE GRANT AND RESTRICTIONS

2.1 Upon execution of this Agreement, the Licensor hereby grants to the Licensee an exclusive, non-transferable, non-sub licensable license to manufacture, sell, represent, market, distribute and advertise the Licensed Products within the Territory on the terms and conditions set forth in this Agreement and shall include access to, and use of, the Licensor's Licensed Products and Services, Marks, Manuals, brands, and the Licensor's business format, formulations, methods, specifications, standards, and operating procedures (the "License").

2.2 Except as expressly permitted in this Agreement, the Licensee will not, and will not allow or authorize any third party to:

A.	allow use of or access to, sublicense, lease (including operation of a time sharing service or service bureau), transfer or assignment of Licensee's rights to access and use the Licensed Products, in whole or in part, to any third party;

B.	alter, enhance or otherwise modify any part of the Licensed Products; or

C.	remove or destroy any proprietary Marks, confidential legends or brand names of Licensor or its suppliers.

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3. FEES AND ROYALTIES

3.1 Upon execution of this Agreement, the Licensee shall provide a non-refundable license fee in the amount of $100,000 (the "License Fee") to be held in an escrow account pursuant and subject to the terms of an escrow agreement whereby the License Fee will remain in the escrow account until the earlier of a $3,000,000 raise by the Licensee or after the Set-up Period.

3.2 The Licensee shall pay the Licensor for all packaging and shipment expenses to the Licensee at the then current market rate plus 20%.

3.3 Royalties will commence to accrue when the Licensed Products are accepted by the Licensee. The Licensee shall provide royalty payments, by certified cheque, within 45 days after the end of each quarter pursuant to the Licensed Products' gross sales, in accordance with section 3.5 and SCHEDULE "A" (the "Royalty Payment(s)"). The Licensee shall accompany each Royalty Payment with a written report ("Report") containing the following information:

A.	the quantity of Licensed Products sold by the Licensee during such quarter; and

B.	the aggregate and specific amount of Royalty Payments due for each Licensed Product.

The Licensee is solely responsible for maintaining accurate records of the Licensed Products, as well as procuring accurate records of the use of Licensed Products by third parties.

3.4 In the event of late Royalty Payment, or underpayment thereof, the Licensee will pay interest on such delinquent amount at the rate per annum equal to 20%.

3.5 Licensee shall pay quarterly royalties in addition to the yearly royalty fee, 10% of sales based on the wholesale price of each item put forth in Schedule “A” payments of royalties in excess of $1.00 per quarter.

4. TERM AND RENEWAL

4.1 Commencing on the date hereof, the initial term of the License will be 10 years (the "Term") unless terminated earlier in accordance with this Agreement.

4.2 Provided the Licensee has fully complied with all of the terms, conditions, operating standards, and criteria established within this Agreement, and any other agreement entered into between Licensor and the Licensee, the Licensee shall have the option to renew this Agreement for a further term of 5 years (the "Renewal Term") by providing the Licensor, within 6 to 12 months of Term end:

A.	written notice that all terms, conditions, operating standards, and criteria established within this Agreement has been met; and

B.	payment of a Renewal Term fee, by certified cheque, which shall be no greater than 10% of the then current licensing fee charged by the Licensor for new licensees, and shall be subject to the following terms and conditions.

4.3 This Agreement may be amended, at the discretion of the Licensor, for the Renewal Term.

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5. TRAINING

5.1 The Licensor shall provide the Licensee with initial training during the Set-up Period on a mutually agreed date and time.

5.2 The Licensor may provide additional training, at its sole discretion, which the Licensee shall be required to participate in unless otherwise agreed to in writing by the parties. The Licensor will be responsible for all travel, accommodation and meal expenses incurred in connection with the training. Any training outside of this scope, such as training on new product procedures, that includes on site visits may be subject to an additional fee of $500 per 8-hour training day.

6. SUPPORT

6.1 Upon execution of this Agreement, the Licensee may request and receive technical support from the Licensor, or third party appointed by the Licensor, for 24 hours each day, for a maximum of 90 days during the Set-up Period. This technical support shall include:

A.	updates and development of new formulas and products; and

B.	field assistance, as the Licensor may, in its sole discretion, deem necessary.

6.2 Upon completion of the first year of the Term, the Licensee may purchase additional support from the Licensor under the Licensor's support programs for which terms and conditions are to be negotiated in good faith at then current market prices.

7. OPERATION

7.1 The Licensee acknowledges that, to foster and preserve goodwill, it is necessary for the Licensee to operate in a manner and quality consistent with the Canadian counterpart. The Licensee further acknowledges that, in order to maintain goodwill, uniformity, and quality consistency, the Licensee must operate strictly in accordance with the Licensor's discretion and Manual, which shall be provided to the Licensee in writing during the Set-up Period. Without limiting the generality of the foregoing, the Licensee agrees as follows:

A.	To operate with due diligence and efficiency, in an up-to-date quality and reputable manner, as may be designated by the Licensor;

B.	To participate fully in all national, regional and local promotions initiated by the Licensor;

C.	To devote its best efforts to actively conduct business in accordance with the terms and conditions of this Agreement.

D.	The operations Manual and any additions or modifications made by the Licensor to supplement or improve products and formulas, must be returned to the Licensor at the end of the Term or Renewal Term. The Licensor shall not copy the Manual in whole or in part (except for forms which bear a legend indicating that they may be copied), and the Manual must be maintained and kept current by the Licensee, at its own expense, by inserting any additions or modifications received by the Licensor.

8. PRICING REPRESENTATIONS

8.1 Wherever reasonably possible, the Licensee shall sell or dispose of all Licensed Products and Services at such prices as Licensor may reasonably suggest from time to time; provided it is hereby agreed that notwithstanding the foregoing, the Licensee is under no obligation to accept such suggested resale prices and the Licensee may sell the products and services, at any reasonable price it chooses, having regard to its concern to develop and continually increase sales and to make a profit.

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8.2 All prices must be mutually agreed upon.

8.3 The Licensee must supply the Licensor with any updated prices no later than 15 days after the price change.

9. MARKETING

9.1 The Licensor may develop or modify marketing materials and plans throughout the Term or Renewal Term and may charge the Licensee for any modifications thereof at the Licensor's prevailing current rates which are subject to change without notice. The Licensee shall not be charged for mandatory modifications.

10. MATERIAL CHANGES

10.1 The Licensor will have the right to make reasonable changes, modifications or additions to the Licensed Products including but not limited to formulas, Licensed Products and Services, and marketing and advertising, from time to time by notice in writing to the Licensee. The Licensee acknowledges that some of such changes may be material and may involve expenditures by the Licensees due to the addition or substitution of materials, packaging, new equipment, services or supplies, or the alteration of procedures, specifications or standards. Upon receipt of any such notice, the Licensee agrees to comply with and carry out all such changes, modifications or additions promptly as required and within the time specified by such notice, as if they were a part of this Agreement at the time of execution. All error corrections, changes, updates, revisions, reports, and all other modifications or changes shall be the sole and exclusive property of Licensor. Licensee shall have no right, title or interest in any such changes or modifications.

11. INTELLECTUAL PROPERTY AND MARKS

11.1 The Licensee acknowledges that the Licensor is the exclusive owner of all intellectual property rights and Marks in and to the Licensed Products and Services. The Licensee acknowledges that it has no interest in, and shall not use, these intellectual property rights and Marks except as expressly provided in this Agreement, and will not do, or cause to be done, any act or thing impairing or contesting the validity of the same. Without limitation of the foregoing, the Licensee shall not directly or indirectly register, cause to be registered, or acquire any intellectual property rights or marks that are confusingly similar to those provided by the Licensor, or to any trademark, copyright, trade name or trade dress used by the Licensor.

11.2 To the extent that the Licensee has or later obtains any intellectual property rights or Marks of the Licensor, or any part thereof, by operation of law or otherwise, the Licensee disclaims such rights, hereby assigns and transfers such rights exclusively to the Licensor, and agrees to provide reasonable assistance to the Licensor to give effect to such assignment and to protect, enforce, and maintain such rights.

11.3 The Licensee shall immediately notify the Licensor of any infringement of or challenge to the Licensee's use of any of the Licensor's intellectual property rights or Marks and the Licensor shall have the sole discretion to take such action as it deems appropriate. The Licensee agrees to indemnify the Licensor against, and to reimburse the Licensor, for all damages for which the Licensee is held liable in any proceeding arising out of the use of the Licensor's intellectual property rights and Marks in compliance with this Agreement and for all costs reasonably incurred by the Licensor in the defence of any such claim brought against the Licensee or in any such proceeding in which the Licensee is named as a party, to a maximum aggregate amount of the License Fee paid by the Licensee.

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12. CONFIDENTIALITY

12.1 During the course of performance under this Agreement, the Licensor and Licensee will be exposed to and otherwise become privy to a variety of information and material relating to each other’s business, financial data, plans, technical operations or activities, all of which are considered to be confidential. For the purpose of this Agreement “Confidential Information” means all oral, written and machine readable information and data and any accompanying materials or products, and documentation disclosed directly or indirectly by one party to the other, or to any corporation associated or affiliated with either of them, relating to any potential business relationship between the parties, including but not limited to information a party discloses concerning the party’s core and related business operations, products, extractions, formulas, intellectual property, standard operating procedures, marketing programs, technology, systems, customers, competitors, suppliers, contractual agreements, finances, business opportunities and plans, personnel, research, development, records, models, interpretations, reports, prospects and know-how.

12.2 The parties covenant and agree:

A.	that unless the other party provides its prior written consent, it will hold the other’s Confidential Information in confidence, using the same degree (but no less than a reasonable degree) of care and protection that it exercises with its own Confidential Information of a similar nature;

B.	to use its best efforts to maintain the secrecy of all Confidential Information received by it; and

C.	that any Confidential Information received shall only be disclosed to the employees of said party on a need to know basis and provided the employee or consultant signs the Form of Confidentiality Undertakings for Employees, Officers, Directors and Consultants, attached hereto as SCHEDULE "B".

12.3 Upon termination or expiration of this Agreement the parties shall promptly return to the other party any and all materials embodying or containing Confidential Information.

13. RIGHT TO AUDIT

13.1 Upon the Licensor's 30 days written notice to Licensee for an audit, to be conducted no more than once in every 1 year period of the Term, or Term Renewal, of this Agreement, the Licensee shall permit auditors designated by Licensor, together with such legal and technical support as Licensor deems necessary, to examine, during ordinary business hours, financial records, materials, and manufacturing processes of the Licensee for the purpose of verifying compliance with this Agreement. Each party shall equally split the costs incurred in the course of the audit, provided, however, in the event that the audit establishes underpayment greater than 10% of the Royalty Payments due to the Licensor, the Licensee shall reimburse the Licensor for the full cost of the audit if the Licensee does not rectify such underpayment within 60 days from the date of written notice from the Licensor to the Licensee specifying the material terms of such underpayment(s). The Licensor agrees that any statements or audit results furnished or otherwise made available to or obtained by the Licensor pursuant to this section 13.1 shall be held in confidence by the Licensor and shall not be disclosed by the Licensor.

14. NON-COMPETE

14.1 The Licensee covenants and agrees that during the Term, Renewal Term thereof and for a period of 2 years from the date of termination of this Agreement, the Licensee shall not, without the Licensor's prior written consent, carry on or be engaged in or be concerned with or interested in or advise, lend money to, guarantee the debts or obligations of, or permit their names or any part thereof to be used or employed in any business operating in competition with or similar to the business of the Licensor within the Territory.

15. TERMINATION

15.1 The Licensor may immediately terminate this Agreement at any time if the Licensee fails to fully comply with the terms and conditions of this Agreement or if the Licensee becomes insolvent or seeks protection, voluntarily or involuntarily, under any bankruptcy law. Upon expiry or termination of this Agreement, the Licensor may: (a) declare all amounts owing to it immediately due and payable; and (b) require the Licensee to immediately discontinue use of, and return, the Licensed Products, Product and Services, Marks, Manuals and marketing material. In addition, upon expiry or termination of this Agreement, the Licensor will: (a) be released of any obligations hereunder without liability to or recourse by the Licensee, and (b) have all rights and entitlements under this Agreement revert to the Licensor.

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16. INDEMNIFICATION

16.1 Except as expressly provided elsewhere in this Agreement, the Licensee agrees to save the Licensor and its affiliated and associated corporations and each such parties' directors, officers, principals and employees harmless and to indemnify them against all claims, demands, actions, causes of action, debts, losses, damages, costs, charges, assessments, taxes, liens, liabilities and expenses, including legal fees and disbursements and costs of any action, of whatever kind or character arising out of or incurred as a result of or in connection with any breach, default, violation, repudiation or non-performance of this Agreement by the Licensee, or any act or error of omission or commission by the Licensee, or anyone for whom it is responsible in law, or on account of any actual or alleged loss, injury or damage to any person, firm or corporation or to any property in any way arising out of, resulting from or connected with this Agreement.

17. ASSIGNMENT

17.1 The Licensor shall have the right at any time to assign its interest in this Agreement to any party that, in the Licensor's reasonable opinion, is financially and operationally capable of performing the terms within this Agreement. Any such assignee will, as part of any such assignment, covenant and agree in writing to assume and be bound by and perform all of the terms and conditions of this Agreement for the balance of the Term or Renewal Term hereunder. The Licensor shall deliver written notice to the Licensee of any assignment immediately after such assignment.

17.2 The Licensee may not assign or otherwise transfer this Agreement, or any of its rights or obligations hereunder, to anyone without written consent of the Licensor.

18. ENTIRE AGREEMENT

18.1 This Agreement, and the other agreements specifically contemplated by this Agreement, set forth the entire agreement between the parties and contain all of the terms, provisos, covenants and conditions agreed upon by the parties with reference to the subject matter of this Agreement. No other agreements, oral or otherwise, will be deemed to exist or to bind any of the parties hereto, and all prior agreements and understandings are superseded hereby.

19. COMPLIANCE WITH LAWS

19.1 The Licensee will operate in compliance with all applicable laws.

20. WAIVER

20.1 No failure or delay by either party in exercising any right under this Agreement will operate as a waiver thereof. The Licensor and the Licensee shall have the mutual right to waive any of the obligations imposed on the other under this Agreement by a signed writing. No waiver of any default or breach of any of the terms or conditions of this Agreement will constitute a waiver of any other default or breach.

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21. MODIFICATION OF AGREEMENT

21.1 This Agreement may only be modified as expressly provided herein or by written agreement signed by both parties.

22. SEVERABILITY

22.1 In the event that any paragraph or sub-paragraph of this Agreement or any portion thereof is held to be indefinite, invalid, illegal or otherwise void, voidable or unenforceable, it will be severed from this Agreement and the balance of this Agreement will continue in full force and effect.

23. INTERPRETATION

23.1 In this Agreement, the use of the masculine includes the feminine and neutral genders, and the use of the singular includes the plural, and vice-versa.

24. WITHOUT LIMITATION

24.1 The words "includes", "including" and "inclusive" and the phrases "in particular", "such as" and "for example" will be interpreted and construed so as not to limit the generality of the words of general application or nature which precede those words and phrases.

25. TIME OF ESSENCE

25.1 Time will be of the essence for all purposes of this Agreement.

26. EFFECTS OF FORCE MAJEURE

26.1 No party to this Agreement will be responsible for a failure to fulfil its obligations under this Agreement, or for any delay in fulfilling such obligations, if such failure or delay is due to causes outside of the control of such party, including but not limited to acts of God, acts of government, war, riots, strikes or accidents, which could not be avoided by exercise of due care.

27. RELATIONSHIP OF PARTIES

27.1 It is expressly agreed that the parties intend by this Agreement to establish the relationship of independent contractor, and that it is not the intention of either party to establish a fiduciary relationship, or to undertake a partnership or joint venture or to make the Licensee in any sense an agent, employee, beneficiary, affiliate, co-venturer or partner of Licensor. It is further agreed that the Licensee has no authority to and will not transact any business or enter into any contract in the name of Licensor, or create or assume in Licensor's name or on its behalf in any manner, directly or indirectly, any liability or obligation, express or implied, or act or purport to act as its agents for any purpose whatsoever unless specifically expressed in this Agreement, and the Licensee will not hold itself out as having any such authority, nor conduct itself in any manner so as to confuse, mislead or deceive anyone as to its relationship with Licensor.

28. FAIR DEALING

28.1 The parties agree to act reasonably and in good faith in all matters concerning the performance and enforcement of this Agreement.

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29. SURVIVAL OF COVENANTS

29.1 The terms and conditions of this Agreement which by their nature require performance by you after assignment, expiration or termination of this Agreement will remain enforceable notwithstanding the assignment, expiration or termination of this Agreement for whatever reason.

30. RIGHT OF SET-OFF

30.1 Notwithstanding any other provision of this Agreement, if you fail to pay to us any sums of money when due, we may, at our election, deduct any and all such sums remaining unpaid from any monies or credit held by us on your account.

31. CUMULATIVE REMEDIES

31.1 The rights and remedies of Licensor are cumulative; no enforcement of a right or remedy shall preclude the enforcement of any other right or remedy.

32. NOTICES

32.1 All notices, consents, waivers and other communications under this Agreement shall be in writing and shall be delivered by registered mail to the other party, at the address for such party specified above. The date of receipt of such notice, demand or other communication shall be the receipt date of delivery thereof. Transmission by email or facsimile, with electronic confirmation, shall also be considered delivery on the date it is sent. Both parties shall notify the other party in writing of a change of address and provide the new address to which notice shall be given.

33. CURRENCY

33.1 Unless otherwise specifically provided for herein, all references to amounts payable under this Agreement will be in the currency of US dollars.

34. ENUREMENT

34.1 This Agreement will enure to the benefit of and be binding on the parties hereto and their respective heirs, estates, executors, administrators, legal personal representatives, successors and permitted assigns.

35. CHOICE OF LAW

35.1 This Agreement will be deemed to have been made in British Columbia, Canada and will be construed and interpreted according to the laws of British Columbia and the laws of Canada applicable therein, and the parties hereby agree to attorn to the jurisdiction of the courts of and in British Columbia, except as expressly provided elsewhere herein.

36. AUTHORITY OF LICENSEE

36.1 The Licensee hereby represents and warrants to the Licensor that the Licensee has taken all necessary steps and has the full power, authority and capacity to enter into this Agreement, and that the person(s) signing this Agreement on behalf of the Licensee are the duly authorized signatories of the Licensee for that purpose, and that their signatures once affixed hereto bind the Licensee to this Agreement.

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37. NO RELIANCE BY LICENSEE

37.1 You acknowledge that the success of the license agreement is dependent upon the personal efforts of the Licensee, or its directors, officers or partners if the Licensee is a corporation or partnership. You acknowledge that neither Licensor nor any other party has guaranteed to you or warranted that you will succeed in the operation of the license agreement or provided to you any sales or income projections, forecasts or earnings claims of any kind, and you have not relied upon any such guarantee, warranty, projection, forecast or earnings claim, whether express, implied, purported or alleged, in entering into this Agreement. You acknowledge that any financial information which may have been provided to you by Licensor or any other party acting on their behalf was provided for information or guidance purposes only to assist you in making your own financial projections, and that neither Licensor nor any other party has given any warranty of accuracy or reliability to you in connection therewith. Licensor will not be liable to you in any way for any losses sustained by you in the operation of the license agreement, it being understood and agreed that you are an independent contractor entitled to retain all profits derived from your operation of the license agreement as provided herein, subject to receipt by us of all sums due to the Licensee.

38. COUNTERPARTS

38.1 This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument. Any facsimile or email copy of a signed counterpart shall be treated the same as a signed original.

39. ACKNOWLEDGMENTS

39.1 The Licensee acknowledges that it has:

(a)	fully read and understands all of the provisions of this Agreement;

(b)	been encouraged by the Licensor to have this Agreement reviewed by legal and financial advisors or waived its right thereto;

(c)	had sufficient time to conduct such other inquiries and investigations as considered necessary; and

(d)	not made any misrepresentations in applying for and obtaining the rights contemplated by this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date set out on the first page hereof.

SOLACE MANAGEMENT GROUP INC.

Per:
CEO of Solace Management Group Inc.

APAWTHECARY PETS USA

Per:
Secretary/ Director

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SCHEDULE A

LICENSED PRODUCTS

*Manufacture Suggested Wholesale Price ("MSWP")

*Manufacture Suggested Retail Price ("MSRP")

SKU#	Description	MSWP	MSRP
P-DTBF01	Dog Treats 160g Package	$9.50	$19.00
P-CTCF01	Cat Treat 80g Package	$6.50	$13.00
P-HTAC01	Horse Treats 400g Package	$21.50	$23.00
P-TB-120-01	Pet Tincture Bacon Flavour 120mg 30ml	$15.00	$30.00
P-TS-120-01	Pet Tincture Seafood Flavour 120mg 30ml	$15.00	$30.00
P-TH-250-01	Horse Tincture Apple Cinnamon Flavour 50ML 250mg	$22.50	$45.00
P-WR01	Wrinkle Cream for Dogs 60g	$8.50	$17.00
P-SS01	Sniffer Salve (Nose Salve) 60g	$8.50	$17.00
P-HS01	Hot Spot Slave for Pets 60g	$8.50	$17.00
P-PW01	Paw Protection Pet Wax 87ML STICK	$7.50	$15.00
P-MRBE01	Meal Replacement Bar - Beef Flavour	$2.50	$5.00
P-MRBA01	Meal Replacement Bar - Bacon Flavour	$2.50	$5.00

SKU#	Vet Line	MSWP	MSRP
P-VT-120-01	Pet Tincture Bacon Flavour 30 ml120mg Vets Only	$15.00	$30.00
P-VT-120S-01	Pet Tincture Seafood Flavour 30 ml120mg Vets Only	$15.00	$30.00
P-VT-300-01	Pet Tincture Bacon Flavour 30ml 300mg Vets Only	$30.00	$60.00
P-VT-600-01	Pet Tincture Bacon Flavour 30ml 600mg Vets Only	$60.00	$120.00
P-VT-900-01	Pet Tincture Bacon Flavour 30ml 900mg Vets Only	$70.00	$140.00
P-VT-2000-01	Pet Tincture Bacon Flavour 50ml 2000mg Vets Only	$110.00	$220.00
P-VT-250HT	Pet Tincture Horse - Apple Cinnamon 50ml 250mg Vet	$22.50	$45.00

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SCHEDULE B

FORM OF CONFIDENTIALITY UNDERTAKING

FOR EMPLOYEES, OFFICERS, DIRECTORS AND CONSULTANTS

I, _____________________________________ of ______________________________________, declare as follows:

1.	I understand that pursuant to the License Agreement between SOLACE MANAGEMENT GROUP INC. and APAWTHECARY PETS USA dated ____________________, 2017 (the “Agreement”), I may have within my knowledge or in my possession or otherwise receive or have access to Confidential Information (as defined within the Agreement) relating to possible strategic business arrangements or relationships between the parties that is confidential, proprietary and of the highest sensitivity.

2.	Except as permitted by the Agreement, I will not disclose any Confidential Information of the parties or any matters raised in any discussion or negotiations relating to the Confidential Information to any person other than those persons privy and bound to this Agreement and has signed an undertaking similar to this one.

3.	I acknowledge that, to the extent applicable, Canada’s securities laws prohibit any person who has material non-public information about a party from purchasing or selling securities and from communicating such information to another person.

4.	I will immediately report to the parties any violation or breach of the commitments made in this undertaking, whether the breach or violation is intentional or inadvertent.

5.	I will abide by the commitments made in this undertaking until the parties release me from these commitments. I agree that my obligation to maintain the commitments made in this undertaking will survive the termination of my relationship with either party.

6.	I acknowledge, understand and agree that if I violate or breach the commitments made in this undertaking, I will be subject to discipline or discharge, or to liability for damages or injunctive relief in any legal action or other proceeding that may be brought against me at law or in equity.

DATED at ________________________________________________, in the province of _________________________________________, this ____ day of _________________, 2017.

Name	Witness Name

Signature	Witness Signature

Title	If applicable, Witness Title

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